Exhibit 23.1

J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
B-11-14, Megan Avenue II	Email : info@jns-associate.com
12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1/A1 of Law’s Business Group Holding (the “Company”) of our report dated March 24, 2026 and July 23, 2025, with respect to our audits of the consolidated financial statements of the Company as at March 31, 2025 and 2024, and for each of the two years in the period ended March 31, 2025 and 2024 which appear in such Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ J&S Associate PLT

Kuala Lumpur, Malaysia

March 24, 2026